Exhibit 99.1

Muscle Maker, Inc. Posts 154% Restaurant Sales Growth and Improving Financial Results for Fiscal 2021

Net Losses Narrow, Overall Revenue Rises, Operating Expenses and G&A Improves

League City, Texas, March 17, 2022– Muscle Maker, Inc. (Nasdaq: GRIL), the parent company of Muscle Maker Grill restaurants, Pokemoto Hawaiian Poke and SuperFit Foods meal prep, today announced the posting of its fiscal year 2021 financial results on March 17th for the full year ending December 31, 2021.

Michael Roper, CEO of Muscle Maker, Inc., commented, “The recently posted 2021 financial results show an increase in restaurant sales growth of 154% and an increase in net system-wide operating restaurants by 28%. Not only have we experienced a top line revenue increase, we are also seeing our operating metrics improve year over year as the new entities are integrated into the overall Muscle Maker Inc., portfolio of companies. We are seeing improvements in our operating expenses across all major categories, as a percentage of restaurant sales:

●	food/paper costs improved by 2.1%
●	labor costs improved by 31.4%
●	rent improved by 5.3%
●	other operating expenses improved by 5.9%

In addition, our overall G&A improved by 5.6% compared to prior year even after integrating our acquisitions of Pokemoto and Superfit Foods in 2021.”

Roper continued, “We are very excited to finally be able to fully execute against our growth strategy while improving our liquidity position. Over the last year, we had multiple growth-oriented announcements, including: acquisition of SuperFit Foods, acquisition of Pokemoto, launching our Pokemoto franchising strategy which has already resulted in 31 franchise agreements signed and signing a 40-unit Muscle Maker Grill development deal in Saudi Arabia. During this period, we have also increased our liquidity position. As of December 31, 2021, we had a cash balance of $15,766,703. We believe that our existing cash on hand and future cash flows from our operations and franchise growth strategy, will be sufficient to fund our operations, anticipated capital expenditures and repayment obligations over the next twelve months. As a result, the recent audit allowed the removal of the Going Concern for 2022.”

“Our strategy focuses on growing the Pokemoto brand through franchising and strategically placed company-owned and operated locations seeding key markets for future franchise expansion. We currently have roughly $15 million in working capital to deploy against this strategy and have begun executing against this plan. We have already signed 31 franchise agreements and opened six new locations over the last few months with three additional locations under construction. We are sharpening our pencils to reduce costs in the Muscle Maker Grill restaurant division while exploring opportunities to co-brand these locations with the Pokemoto brand or convert fully to Pokemoto eateries. SuperFit Foods remains an important part of our portfolio of companies, and we will focus on expanding our presence in the Jacksonville Florida market by increasing the total number of pick-up locations while looking at ways to expand the concept overall. We expect that the full growth engine will come from franchising and expanding Pokemoto.”

About Muscle Maker, Inc.

Muscle Maker, Inc. is the parent company of “healthier for you” brands delivering high-quality healthy food options to consumers through traditional and non-traditional locations such as military bases, universities, ghost kitchens, delivery and direct to consumer ready-made meal prep options. Brands include Muscle Maker Grill restaurants, Pokemoto Hawaiian Poke, SuperFit Foods meal prep and multiple ghost kitchen brands such as Meal Plan AF, Wrap it up Wraps, Bowls Deep, Burger Joe’s, MMG Smoothies, Mr. Tea’s House of Boba, Gourmet Sandwich Co and Salad Vibes. Our menus highlight healthier versions of traditional and non-traditional dishes and feature grass fed steak, lean turkey, chicken breast, Ahi tuna, salmon, shrimp, tofu and plant-based options. For more information on Muscle Maker, Inc., visit www.musclemakergrill.com, for more information on Pokemoto visit www.pokemoto.com or for more information on SuperFit Foods visit www.superfitfoods.com.

About Muscle Maker Grill

Muscle Maker Grill (www.musclemakergrill.com) features high quality, great tasting food, freshly prepared with proprietary recipes. The menu, created with the guest’s health in mind, is lean and protein based. It features all-natural chicken, grass fed steak, lean turkey, whole wheat pasta, wraps, bowls and more. It also offers a wide selection of fruit smoothies in a variety of assorted flavors, protein shakes and supplements.

About Pokemoto

Pokemoto (www.pokemoto.com) a Hawaiian Poke bowl concept known for its modern culinary twist on a traditional Hawaiian classic has nineteen open locations in six states – Connecticut, Rhode Island, Massachusetts, Florida, Maryland and Virginia with future franchise locations coming soon in New York, Massachusetts, Connecticut, Florida and Mississippi. Pokemoto offers contemporary flavors with fresh delectable ingredients that appeals to foodies, health enthusiasts, and sushi-lovers everywhere. Guests can choose from a list of signature bowls or be bold and build their own unique combination of a base, protein and various toppings and nine different sauces. Vegetarian options are available, and the bowl combinations are virtually limitless. The colorful dishes and modern chic dining rooms provide an uplifting dining experience for guests of all ages. Customers can dine in-store or order online via third party delivery apps for contactless delivery.

About SuperFit Foods

SuperFit Foods, LLC, (www.superfitfoods.com) is a fresh-prepared subscription-based meal prep company that prepares “healthier for you” ready to eat meals in a centrally located kitchen in Jacksonville, Florida. Customers choose from over 150 different meal plans focusing on specific dietary needs. Meals are delivered to company owned coolers located within gyms and wellness centers for customers to pick up after working out or during their everyday routines. SuperFit Foods sold over 220,000 meals in 2020.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Muscle Maker Grill Marketing

marketing@musclemakergrill.com

Investor Relations:

IR@musclemakergrill.com